Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Diversified Energy Company PLC of our report dated August 20, 2024 relating to the statement of revenues and direct operating expenses of the natural gas and oil properties of OCM Denali Holdings, LLC, which appears in Diversified Energy Company PLC's Report on Form 6-K dated August 20, 2024.

/s/ PricewaterhouseCoopers LLP
Birmingham, Alabama
May 16, 2025